SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2009

GENERAL STEEL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

STATE OF NEVADA	333-105903	412079252
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

100020
(Zip Code)

Room 2315, Kun Tai International Mansion Building, Yi No 12, Chaoyangmenwai Ave.,
Chaoyang District, Beijing
(Address of Principal Executive Offices)

+ 86 (10) 58797346
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02: DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On February 25, 2009, the board of directors of the Company accepted the resignation of Mr. Fred Hsu from the Company’s board of directors due to personal reasons. Mr. Hsu was an independent director, a member of the audit and nomination committees and served as the chairperson of the compensation committee.

Additionally, on February 25, 2009, the board of directors of General Steel Holdings, Inc. (the “Company”) elected Mr. James Hu as an independent director of the board.  Mr. Hu was also appointed as a member of the audit and nomination committees of the board and chairperson of the compensation committee of the board.

Upon the date of his appointment to the board, Mr. Hu entered into a Service Agreement (“Service Agreement”) with the Company regarding, among other things, Mr. Hu’s obligation to remain an independent director and his duties to the Company.  The Service Agreement stipulates that Mr. Hu will receive a grant of 10,000 shares of common stock in the Company upon each year of completed service as an independent director.

Mr. Hu brings 10 years experience in corporate finance and management.  He is currently Head of Credit Analysis at Standard Chartered Bank (China) Limited, where he manages risk assessment on large Chinese SOEs and private companies.  Mr. Hu was a Senior Auditor with Deloitte Touche Tohmatsu in the US before moving on to hold management positions at both US and China-based firms, with significant experience in M&A analysis and Sarbanes-Oxley implementation.  His education includes a Bachelors Degree in Economics from the University of California at Berkeley and a Masters Degree in Business Administration from the Darden Graduate School at the University of Virginia.  He is a California licensed CPA

A copy of the Service Agreement is attached as Exhibit 10.1 to this form 8-K and is incorporated by reference herein.  A copy of Mr. Hsu’s resignation letter is attached as Exhibit 10.2 to this form 8-K and is incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) EXHIBITS.

10.1	Service Agreement, dated February 25, 2009, between General Steel Holdings, Inc. and James Hu.

10.2	Resignation Letter of Fred Hsu

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2009	GENERAL STEEL HOLDINGS, INC. (Registrant)

	By:	/s/ John Chen
	Name:	John Chen
	Title:	Chief Financial Officer